Exhibit 99.2 - Transcript of Conference Call

RadNet, Inc.

Third Quarter 2014 Financial Results

November 6, 2014

Operator: Good day, everyone and welcome to today’s RadNet, Inc. Third Quarter 2014 Financial Results conference. Just as a reminder, today’s call is being recorded. At this time, I would like to turn the conference over to your host for today, Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc. Please go ahead, sir.

Mark D. Stolper: Thank you. Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s Third Quarter 2014 Financial Results. Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.

This presentation contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third-party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

Forward-looking statements are based upon Management’s current preliminary expectations and are subject to risks and uncertainties, which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31, 2013, and RadNet’s quarterly report on Form 10-Q for the three-month period ended September 30, 2014 to be filed in the coming days.

Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made.

RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

With that, I’d like to turn the call over to Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet.

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Dr. Howard G. Berger: Thank you, Mark. Good morning, everyone, and thank you for joining us today. On today’s call, Mark and I plan to provide you with highlights from our third quarter 2014 results, give you more insight into factors which affected this performance, and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

We are very pleased with the performance of our business in the third quarter, a quarter that in the past has often been challenged by low utilization because of the summer vacations and holidays. I’m proud to be able to state then, in this third quarter we achieved the highest quarterly revenue, Adjusted EBITDA, and adjusted earnings in the Company’s history. During the quarter we benefited from the continuing strong procedural volumes we’ve experienced in the first and second quarters. Although we experienced larger patient volumes throughout our network, California continued to show extraordinary growth. Company-wide, we were able to drive aggregate procedural volume growth of 9.0% and same-center volume growth of 6.3% relative to last year’s third quarter.

Our top line performance was aided by the contribution of several small tuck-in acquisitions we made during the third quarter and some new capitation contracts. As a result of the substantial volume increases, our revenue was up 5.1% over last year. This performance is even more notable in that we had to overcome approximately $6 million of Medicare-related reductions during the quarter, which was the result of CMS’ 2014 changes in the physician fee schedule.

While we work tirelessly to originate and service increasing patient volumes, we also continue our focus on controlling and reducing costs. As we communicated during last quarter’s financial conference call, we are substantially complete with executing our 30 million of annualized cost-saving measures and remain engaged with programs to save an additional $10 million of annualized expenses. These initiatives help us increase our Adjusted EBITDA by over 31% relative to last year’s third quarter. In fact, this Adjusted EBITDA performance might have even been better, however, during the quarter we incurred some additional costs from investments we made to ramp up several newly acquired facilities from increased staffing and training of call center and front office personnel at certain California locations addressing greater patient volumes, and from the continued implementation of our eRAD information technology solutions to several of our RadNet regional operations. We believe these investments were prudent for the future success and expansion of our business, particularly in California where we continue to experience patient numbers and utilization growth.

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As we discussed throughout the year, we are observing greater insured populations utilizing our services. It has been released that between 7 and 8 million Americans both enrolled in and paid premiums associated with participating in the national healthcare exchanges. Many of these were previously uninsured or underinsured patients who were not utilizing our services in any meaningful way. California experienced the largest participation in its state and federal government-sponsored programs with between 1.2 and 1.4 California enrollees.

In less than two weeks from today, beginning on November 15, the three-month open enrollment period for these healthcare exchanges begins for 2015. The reports we’ve reviewed expect that over 2 million additional patients will be enrolling in these nationwide exchange programs. Most important to us about this is that according to a recent article in The Los Angeles Times, California is expecting increases in enrollment of healthcare exchanges of approximately 500,000 patients. Thus, it’s probably not surprising to you that we are optimistic about the remainder of 2014. Our early reports from October are consistent with the procedural volumes from the third quarter. Although the fourth quarter typically faces seasonality from the holidays and the onset of winter, we expect that new patients enrolling in the exchanges to patients seeking healthcare services before their deductibles reset in January could mitigate some of the seasonal issues facing our business.

Due to these factors, and as you may have seen from our earnings press release this morning, we have adjusted upwards our revenue and EBITDA guidance levels for 2014 from both the initial levels we set at the beginning of 2014 and from the increases we have made to guidance after the first and second quarters.

Besides our focus on improving our operating results, we continue to be committed to our focus on maximizing free cash flow and repaying debt. Looking ahead to the fourth quarter of 2014, we are projecting strong free cash flow, particularly driven by our expectation of capital expenditures to approximate $6 million for the remainder of the year. At this point, by year-end, we are projecting to repay a substantial portion of the $25 million balance we had on our outstanding revolving line of credit at the end of September, in addition to the mandatory $5 million repayment of our first lien term loan.

While we will continue to focus on free cash flow and debt reduction through improving organic operations and managing costs, target acquisitions will remain a part of our strategy. Our acquisition approach will be disciplined, our acquisitions will primarily be small to midsized operators of multi-modality facilities in our existing core markets at valuations of under four times trailing EBITDA. These tuck-in acquisitions have unique consolidation opportunities with existing RadNet facilities and, when incorporated in our strategic geographic networks, create more opportunities for leveraging our size and breadth of capabilities with regional insurance companies and health plans. This is an important part for our establishing and maintaining long-term pricing as well as unique contracting opportunities such as capitation.

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Diagnostic imaging remains a core and necessary part of the healthcare delivery system. Two recent announcements about imaging technologies and their medical efficacy are great examples of the types of things that will continue to drive the growth and importance of diagnostic imaging. The two examples I’m about to discuss are particularly interesting in that new imaging techniques are changing the way the two most prevalent cancers in both men and women will be diagnosed, staged, and tracked in the future. These examples and others that may come in the future will elevate RadNet’s business and our role in the medical delivery system.

First, as some of you follow our industry, some of our equipment manufacturers may have seen, the Centers for Medicare & Medicaid Services, CMS, released less than a week ago reimbursement rates for screening and diagnostic 3D mammography. The action establishes national average payment rates for new CPT codes for 3D screening and diagnostic mammography. Specifically, CMS will be reimbursing $57 for these procedures and these payment rates will go into effect January 1, 2015. The CMS announcement not only sets reimbursement rates for 3D mammography, but also creates a pathway for private insurance to explore broader coverage and payment options. Essentially, this gives RadNet a green light along with a reference pricing to begin negotiations with the private health plans with whom we work in our regional marketplaces.

Today, RadNet has just 12 digital mammography systems with 3D capability out of our total of 200 mammography units. We anticipate upgrading many of these systems with 3D capabilities when we establish similar reimbursement levels with our private payors. RadNet is currently on a run rate of completing approximately 1 million mammography exams annually. So, as you might expect, we’re very excited about this announcement, both clinically for our patients as well from a business opportunity standpoint for RadNet.

Like breast disease in women, prostate cancer is the most prevalent cancer in men, with 233,000 new cases diagnosed annually. There have been significant advances which are gaining traction within the medical community surrounding the use of MRI in screening and treating prostate cancer, specifically a technology of utilizing MRI studies and infusing them with ultrasound during a biopsy is detecting tumors more accurately and allowing doctors to more effectively biopsy abnormal tissue with fewer side effects and complications. Specialized software is used to build a 3D model of the MRI that can be fused the ultrasound at the time of biopsy. Robotic spatial tracking allows doctors to align the biopsy needle guided with the MRI. Traditional biopsies in the absence of MRI technology have difficulty in distinguishing when a cancer is clinically insignificant, causing patients to sometimes undergo unnecessary surgery, radiation, or other therapy.

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We continue to believe that MRI will become standard in detecting prostate cancer and will be used as a tool more effectively for biopsy and treatment of tumors. RadNet is on the leading edge of these studies in a number of our regions and are working with urologists in making this technology available to their private practices.

At this time, I’d like to turn the call over to Mark to discuss some of the highlights of our third quarter 2014 performance. When he’s finished, I will make some closing remarks.

Mark D. Stolper: Thank you, Howard. I’m now going to briefly review our third quarter 2014 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statement, as well as provide some insights into some of the metrics that drove our third quarter performance. Lastly, I will update our previously announced 2014 financial guidance levels and briefly discuss recent reimbursement proposals from CMS.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation, and amortization, each from continuing operations; and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains, and non-equity compensation. Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for noncash or extraordinary and one-time events that have taken place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our third quarter 2014 results. For the three months ended September 30, 2014, RadNet reported revenue and Adjusted EBITDA of $184.1 million and $33.4 million respectively. Revenue increased $8.9 million or 5.1% over the prior year same quarter, and Adjusted EBITDA increased $8 million or 31.7% over the prior year same quarter.

During the quarter, we experienced strong aggregate and same center volume performance. On an aggregate basis, for the third quarter of 2014 as compared to the prior year’s third quarter, MRI volume increased 8%, CT volume increased 11.9%, and PET CT volume increase 0.8%. Overall volume taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography, and other exams increased 9.2% over the prior year’s third quarter. Same center procedural volume increased 6.3% as compared to the third quarter of 2013.

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In the third quarter of 2014, we performed 1,236,724 total procedures. The procedures were consistent with our multi-modality approach, whereby 77.6% of all the work we did by volume was from routine imaging. Our procedures in the third quarter of 2014 were as follows: 159,290 MRIs as compared with 147,558 MRIs in the third quarter of 2013; 111,473 CTs as compared with 99,629 CTs in the third quarter of 2013; 5,980 PET CTs as compared with 5,933 PET CTs in the third quarter of 2013; and 959,981 routine imaging exams as compared with 879,015 of routine imaging exams in the third quarter of 2013.

Net income for the third quarter per share was $0.10 per diluted share compared to a net loss of negative $0.01 per diluted share in the third quarter of 2013, based upon a weighted average number of diluted shared outstanding of 44 million and 39.2 million for these periods in 2014 and 2013 respectively.

Income before income taxes in the third quarter of 2014 was $6.8 million or $0.16 per diluted share as compared with a loss before income taxes of 850,000 or negative $0.02 per diluted share in the third quarter of 2013.

Effecting net income in the third quarter of 2014 were certain noncash expenses and nonrecurring items including the following: 433,000 of noncash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $112,000 of severance paid in connection with headcount reductions related to cost-savings initiatives; $1.3 million loss on the sale and disposal of equipment and tenant improvements; and $1.3 million of combined noncash amortization and write-off of deferred financing expense and discount on issuance and refinancing of debt related to financing fees paid as part of our existing credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense for the third quarter of 2014 was $10.4 million. This compares with GAAP interest expense in the third quarter of 2013 of $11.1 million. The decline in interest expense was primarily related to the refinancing transaction which we completed at the end of March of this year, where we repaid our 10.375% senior notes and replaced them with a second lien term loan, which carries a lower interest rate.

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Under the terms of the second lien term loan, we’re paying LIBOR plus a spread of 700 basis points with a 1% floor on LIBOR. So effectively, we’re paying 8%, a savings of over 200 basis points on what was $200 million of senior notes.

When we completed the refinancing in March, we projected annual cash interest savings to RadNet of approximately $5 million.

For the third quarter of 2014, the provision for bad debt expense was 3.9% of our service fee revenue, net of contractual allowances, plus revenue under capitation agreements, compared with 3.9% for the third quarter of 2013.

With regards to our balance sheet, as of September 30, 2014, after giving effect to term loan discounts, we had $613.6 million of net debt, which is total debt less our cash balance, and we were drawn $25.1 million on our $101 million revolving line of credit. Our net debt increased $1.9 million since last quarter, primarily the result of the acquisitions we completed during the quarter which caused us to draw down an additional $6.2 million on a revolving line of credit and assume other acquisition-related debt. During the quarter, we repaid $7.4 million of notes and leases payable.

In the third quarter, we had cash capital expenditures net of asset and imaging center dispositions of $6.3 million. Year-to-date, we had cash capital expenditures net of asset, JV interest, and imaging center dispositions of $33.1 million, plus we entered into $12.6 million of capital leases in connection with a repurchasing of certain operating leases during the first quarter of 2014.

Since December 31, 2013, accounts receivables increased approximately $21.4 million and our net days sales outstanding, or DSOs, were 62.5 days, an increase of approximately 5.5 days since year-end 2013. The increase in accounts receivable and DSOs is a function of the combination of typical cash delays involved with our implementation of our new billing system and increased revenue from both organic growth and newly-acquired facilities. We anticipate much of the accounts receivable increase related to our billing system implementation to reverse itself by year-end.

At this time, I’d like to modify our 2014 fiscal year guidance levels, which we released in March as part of our 2013 fourth quarter and full-year earnings press release, and which we’ve revised upwards upon releasing our first and second quarter 2014 results.

For revenue, our original guidance levels was 700 to $730 million. We’ve increased that guidance level to 730 to $745 million for year 2014. For Adjusted EBITDA, our original guidance levels were 110 to $120 million. We’ve increased that guidance level to 123 to $128 million. For capital expenditures, original guidance was 40 to $45 million. We’ve increased that to 50 to $52 million to reflect additional investments we’ve made, particularly here in California to accommodate larger patient volumes than anticipated. For cash interest expense, our original guidance level was 38 to $42 million. Our new guidance level has narrowed that to 40 to $42 million. For free cash flow generation, our original guidance level was 30 to $40 million. We’ve narrowed that guidance to 30 to $36 million.

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I’ll now take a few minutes to give you an update on 2015 reimbursement and discuss what we know with regards to 2015 Medicare rates.

As some of you may recall, we had a discussion of potential 2015 Medicare reimbursement during our second quarter financial results conference call several months ago. This occurred shortly after we received a matrix for proposed 2015 rates by CPT code for the physician fee schedule. At that time in August, we had completed an analysis and compared those rates to 2014 rates. We volume-weighted our analysis using expected 2015 procedural volumes. Our initial analysis showed a drop of approximately 3 to 4% for 2015 rates, representing to us an estimated 5 to $6 million of Medicare revenue decrease for next year.

The rate decreases were heavily weighted towards MRI and CT, with declines in certain more frequent procedures. Declines on the routine imaging side, x-ray, ultrasound, mammography, for instance, were much more nominal in nature, with the exception of DEXA scanning—which is a scan for bone density—which we saw a more significant drop.

Last Friday, CMS released its final rule with respect to 2015 Medicare fee schedule. After our initial analysis, we have concluded that the final rule is not materially different from the proposed rates from August. With respect to 2015 Hospital Outpatient Prospective Payment System, or HOPPS reimbursement, CMS has increased the conversion factor by approximately 2.2%. However, at this time, very few of our procedures are reimbursed under the HOPPS schedule. This is because we are subject to the lower of the physician fee schedule and HOPPS. Currently, on the vast majority of our CPT codes we perform, the physician fee schedule is lower.

As a continuing strategy to mitigate rate cuts like this one, we will remain focused on lowering our cost structure through using our scale and ability to drive efficiencies in our organization. We will continue to seek pricing increases in regions where we are central to the healthcare delivery system, recognizing that our prices remain significantly discounted as compared with hospital settings. We will also continue to pursue partnership opportunities with local hospitals and health systems where we think arrangements could result in increased volumes and long-term stable pricing from private payors. Lastly, we will continue to acquire strategic targets at three to four times EBITDA in our core geographies that further our strength in local markets and achieve efficiencies with our existing operations.

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I’d now like to turn the call back to Dr. Berger who will make some closing remarks.

Dr. Howard G. Berger: Thank you, Mark. Each year the diagnostic imaging industry has a principle convention that takes place in November in Chicago, which is the annual meeting of the Radiological Society of North America, or the RSNA. RadNet has attended and participated as an exhibitor for many years at the RSNA. This year our presence will be expanded to encompass the increasing breadth of products and services we offer.

We will also be launching our new tagline: “RadNet, Leading Radiology Forward” and our presence will underscore the core competencies and services that make us a pioneer in our industry, including: one, operating the largest network of imaging centers in the United States; two, providing software through our eRAD brand, providing cloud-based imaging workflow solutions such as RIS, PACS, and critical test reporting; three, establishing and managing joint ventures and partnerships with hospitals and health systems; four, providing teleradiology and onsite professional staffing services through our imaging call subsidiary; five, performing utilization management and clinical decision support services; and six, engaging in community-based research projects and clinical trials.

To showcase our products and services, we will be exhibiting in a new 3,500 square foot floor plan which will be staffed with our various functional heads and business development teams. I invite anybody on this call to visit with us during the show and I’m confident you will walk away with the same excitement about RadNet’s future and the future of diagnostic imaging that we have. We are perfectly positioned to play a major role in changing how radiology is delivered in this country and it is clear that we are at the very beginnings of that potential for RadNet. It is for this reason I have never been more enthusiastic about the opportunities and challenges that we will meet in the new future. I also recommend every one of you starting your day with Special K, a wonderful start to the day.

Operator, we are now ready for the question and answer period of our call.

Operator: Thank you. To the audience, if you have a question or comment today, please press star, then one on your touchtone phone. For those of you joining us today using a speakerphone, please make sure your mute button is turned off to allow your signal to reach our equipment. Once again to the audience, please press star, then one if you have a question or comment today.

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We’ll go first to Brian Tanquilut of Jefferies.

Jason Plagman: Hey guys, this is Jason Plagman on for Brian. Quick question, I was wondering if you could provide kind of color on the volume trend you’re seeing in your non-California markets, if those are trending positively as well or how the business is performing in those markets?

Dr. Howard G. Berger: Good morning, Jason. Well, we are experiencing, as we indicated in the call, volume increases, and while it is more prominent in California for the reasons we indicated, we are seeing nice trends in the East Coast in virtually all of our markets. It’s a little bit harder to attribute that to Affordable Care Act changes, although we believe that they are beginning to creep into the marketplace at a somewhat more slower rate than we see in California. But I think it’s our effective marketing and contracting, as well as a continued consolidation that is more prominent on the East Coast with providers that are either going out of business or consolidating into hospital systems.

I think another element which we are seeing more and more rapid adoption throughout the country is a recognition by the payors out there that the difference in the cost of the services between the hospital-based systems and freestanding outpatient facilities like RadNet is becoming larger and larger, and we see more efforts on the part of payors in plan design that is helping drive patients more aggressively into outpatient centers.

So I see those kind of efforts impacting our volumes to a greater extent on the East Coast than we do benefits from the Affordable Care Act that we see here in California.

Mark D. Stolper: Yes, Jason, we’ve seen close to double-digit growth in California in our procedural volumes and we attribute a lot of that to the extensive adoption of the Covered California healthcare exchange through the Affordable Care Act. In California alone, if you look at the national statistics, somewhere between 7.3 and 8 million Americans signed up under these exchanges. California alone was estimated between 1.2 and 1.4 of that 7.3 to 8 million Americans who signed up. They’re anticipating another 0.5 million patients in California going into the system through the open enrollment period which begins November 15 and will last through February 15 of 2015. So we don’t see really an end or a softening to the volumes that we’re seeing here in California.

We made some extensive investments during the quarter to try to accommodate these patient volumes. We’ve expanded some waiting rooms, we’ve had to staff up call centers, scheduling centers, front office folks. It’s a high class problem to have, but obviously still something that we have to deal with. So we feel pretty bullish going into the fourth quarter and into early next year.

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Jason Plagman: Great. On the kind of trajectory in California, are you seeing—has that continued to accelerate? Does that continue to accelerate in Q3 or is it—are you starting to see signs that it’s levelled off or…?

Mark D. Stolper: We saw some growth in Q3 relative to Q2 and certainly relative to Q1. Q1 generally has some seasonality to it even here in California where you have good weather. There is seasonality now considering that a lot of patients have signed up or there’s more adoption of these higher deductible programs. So in past years—or it used to be in our industry that you’d see a lot of seasonality in the fourth quarter because of the holidays and what we’re now starting to see is that the first quarter is usually weaker because of the reset of deductibles and we see some stronger volumes in the fourth quarter because of folks trying to get services done before the—their deductibles reset come January 1.

So we actually saw some growth, to answer your question. We actually saw growth in Q3 over Q2. We’ve seen strong volumes here in October, hard to say what November and December look like because of, you know, the Thanksgiving and the holidays in December. But, you know, we’re cautiously optimistic.

Jason Plagman: Great, and Howard you mentioned you’re seeing signs of accelerating consolidation on the East Coast. Do you expect to pick up your pace of M&A activity and partnerships and just any color you can provide on kind of the M&A and partnership pipeline would be helpful.

Dr. Howard G. Berger: Well, I think as we indicated, we did several small tuck-in acquisitions during the third quarter, and we continue to look at those as part of an ongoing effort to increase our presence and geographic dominance in particular regions. This particular quarter, for the year-end, we will not be executing on any acquisitions as we round out the end of the year and focus on continuing to implement some of the rollout of our IT systems and other cost-savings initiatives. However, after the first of the year we’ll be looking afresh at opportunities in every one of our markets. With the focus, that I want to emphasize, is further consolidating in our regions, which is giving us substantial opportunity to work with our payors in plan designs and more exclusive networks. So while I can’t forecast at this point how much of that will be, it is always a part of our focus.

In California particularly, I should emphasize that with the extraordinary demand that we have, consolidation out here is often a less expensive way for us to increase capacity than it is to add new equipment or build new facilities. So we will be looking at all of these strategic opportunities for us going into 2015 with renewed emphasis on accommodating the demands that we have, and again, I want to emphasize being the dominant player in our markets and working with the payors to improve access and the patient experience in our centers.

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Jason Plagman: Great, thanks for the questions.

Operator: Once again to the audience, it is star, then one for questions. Up next from Deutsche Bank, we’ll hear from Darren Lehrich.

Josh Kalenderian: Good morning guys, thanks for taking the question. This is Josh Kalenderian in for Darren. Just a couple of things here. First on the cap ex, how long do you think the increased cap ex cycle will last? Do you anticipate it going well into 2015 as the exchanges continue to ramp up?

Howard G. Berger: Well, I think that the—the cap ex cycle in diagnostic imaging is not something we can ever ignore and use as a primary tool to improve both the opportunities to increase volume and the breath of our services. So for us, cap ex is a way of life that we’ve been living with ever since the company went public. The increase in this year’s cap ex is more reflective of the demands here in California that we are gearing up for not only to answer the current demand that we have, but anticipated increasing demand in 2015. I don’t believe when we give our 2015 guidance at the end of our fourth quarter here and year-end results, there will be an increase in overall capital expenditures beyond what we’ve experienced in the past. So I think we can very nicely integrate the need for expansion, along with the need for the continued upgrading of our equipment, both of which address, I think, continued opportunities and investment in the company, which are critical to its long-term success.

Josh Kalenderian: Okay, great, thanks. Then just looking at your EBITDA guidance, it looks like the implied margin for Q4 is implied at a lower rate than it had been for—trending for the year. I mean, you guys did in the mid-18s for Q2 and Q3, and if my math is right, it looks like you’re projecting something a couple hundred basis points lower than that implied for Q4. So can you just give us a little color on if you think the seasonality is just going to outweigh the deductible burn benefits you’ll see? Or if there’s something else going on there, as you guys have the increased cost from ramping up the facilities that you’ve mentioned earlier on the call.

Mark D. Stolper: Yes, Josh. I’ll take that. Yes, I think you might be reading into it a little bit more than we had anticipated when we adjusted our guidance levels. What we really wanted to do was narrow our guidance levels to an expected amount. We could, on the EBITDA side, go north of where we are, if we have a good Q4. The low-ends, I don’t know that we gave a whole lot of thought I think from an EBITDA standpoint. We were just trying to give a range of about a $5 million window. So I don’t know that we were necessarily implying a particular margin for the fourth quarter. From a revenue standpoint, we increased our range, and keep in mind that in our range—our revenue is defined as service fee revenue, net of contractual allowances plus the revenue under capitation arrangements. So it’s not net revenue on our income statement, it’s before bad debt. So we were just assuming a quarter that’s more similar to where we came in, in the third quarter. But at this point, we’re just through October. We haven’t even closed the month of October, and we don’t have a ton of insight into margins, and where that’s going to be relative to the rest of the year.

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Josh Kalenderian: Got you. Then last question here. Just on the Medicare physician fee schedule. It was better than proposed, so I’m just wondering if you can square for us why you guys think it’s going to be the same, 5 to $6 million headwind.

Mark D. Stolper: No, actually, it was very consistent. I wouldn’t say it was better than proposed. It was almost exactly as proposed when we did our analysis. So we—what our analysis said, and we—we’ve only had several days to work on it, is that it looks—and we focused on the top 15 most prevalent codes by modality. It looks like it’s almost exact to what the original proposal was in July. So we did not change our estimate of 5 to $6 million impact for 2015.

Josh Kalenderian: Okay great, thank you.

Mark D. Stolper: What was improved was the HOPPS schedule went up by 2.2% but that really doesn’t affect us because we’re subject to reimbursement under the lower of the HOPPS and the Medicare and the physician fee schedule and today, given all of the physician fee schedule cuts that have occurred pretty consistently over the last seven to eight years since the Deficit Reduction Act in 2007, almost all of the codes that were being reimbursed under is now subject to the physician fee schedule and not HOPPS. So the HOPPS schedule going up, unfortunately in this case, does not impact us.

Howard G. Berger: Let me add one other item to that. We have not also calculated any mitigation to the CMS reductions as a result of expanding and negotiating better rates for 3D mammography. As I mentioned in my remarks and Mark amplified in his, the Company does over or will do next year well over a million mammography exams, and we will be investing significantly into 3D mammography and expect there to be some additional revenue that at an increased rate of $57 per exam from CMS, and it could be more than that from other commercial payers, could be a substantial mitigant to any CMS reductions. But that will be dependent upon the rate and the method in which we invest and deploy in 3D mammography.

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Josh Kalenderian: Okay, thank you.

Operator: As a final reminder to our audience today, it is star, then one if you have a question. We’ll pause for just a final moment.

Mr. Stolper, it appears we have no further phone questions at this time.

Mark D. Stolper: Great.

Howard G. Berger: Thank you, Operator. Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. I’m privileged to lead the best Management team in the country. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today, and I look forward to our next call.

Operator: That does conclude today’s conference, and again, we thank you all for joining us.

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